                                                                    EXHIBIT 12.0


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                            Years Ended September 30,
                             (Dollars in Thousands)




                                                 1999            1998             1997            1996            1995
                                             --------------  --------------  --------------  --------------  --------------
FIXED CHARGES:

   Interest Expense                          $      37,437   $      37,473   $      33,599   $      29,876   $      30,932
   Amortization of Debt Premium,
     Discount and Expense                              566             370             299             256             315
   Interest Component of Rentals                        12              12              17              96              56
                                             --------------  --------------  --------------  --------------  --------------
     Total Fixed Charges                     $      38,015   $      37,855   $      33,915   $      30,228   $      31,303
                                             ==============  ==============  ==============  ==============  ==============


EARNINGS:

   Net Income                                $      68,768   $      68,629   $      82,019   $      81,591   $      62,909

   Add:
     Income Taxes Applicable to
       Utility Operating Income                     38,606          38,006          47,864          49,376          37,514
     Income Taxes Applicable to
       Non-Utility Operating Income
       and Other Income (Expenses) - Net             2,970           1,800             577            (629)           (730)

     Total Fixed Charges                            38,015          37,855          33,915          30,228          31,303
                                             --------------  --------------  --------------  --------------  --------------

       Total Earnings                        $     148,359   $     146,290   $     164,375   $     160,566   $     130,996
                                             ==============  ==============  ==============  ==============  ==============

Ratio of Earnings to Fixed Charges                     3.9             3.9             4.8             5.3             4.2
                                             ==============  ==============  ==============  ==============  ==============